EXHIBIT 16.1

Albert Wong & Co. 7th Floor Nan Dao Commercial Building 359-361 Queen's Road Central Hong Kong

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

March 26, 2014

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated date, of Great China Mania Holdings Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our audit for December 31, 2012 and any subsequent interim period through the date of change in auditor decision by the Board of Directors..

We have not encountered any issues that might bear negatively on the integrity of management of Great China Mania Holdings Inc. during our tenure as auditors for Great China Mania Holdings Inc.

We have not had any disagreements with management of Great China Mania Holdings Inc. as to accounting principles, auditing procedures, or other similarly significant matters.

We have had no communications to those charged with governance of Great China Mania Holdings Inc regarding fraud, illegal acts by clients, or internal-control-related matters.

Very truly yours,

/s/ Albert Wong, CPA

Albert Wong, CPA
Hong Kong